Exhibit 10.26

September 13, 2007

Mr. Leonard A. Mariani

[Address]

Dear Len:

I am pleased to extend this offer to you for the position of Senior Vice President, Marketing and Admissions, at Career Education Corporation (“CEC” or the “Company”). Your position will be based in our corporate offices in Hoffman Estates, and you will report to me. This is an important Corporate Officer role and you will be part of our Company’s Senior Leadership Team.

Following are the details of your compensation package:

1.	The base salary for this position is $29,166.66 per month (which equates to an annual salary of $350,000). Your base salary will be reviewed on an annual basis.

2.	A sign-on bonus of $100,000 will be paid within 30 days of the start of your employment provided you commence employment with CEC by October 1, 2007. You will be required to repay the entire sign-on bonus if (a) you voluntarily resign from your employment with the Company prior to the one-year anniversary of your commencement of employment without Good Reason (as defined in paragraph 11 below), or (b) you are terminated for Cause (as defined in paragraph 11 below) prior to the one-year anniversary of the commencement of your employment.

3.	You will be eligible to participate in the Corporate Bonus Program at the Company. Your target annual bonus will initially be 50% of base salary earned and such bonuses are typically paid in February or March of the year subsequent to the year for which they are earned. Your bonus for 2007 will be guaranteed to be a minimum of 50% (and a maximum of 200%) of base salary earned so long as you continue in our employment through December 31, 2007. Such bonus payment will be made no later than March 15, 2008.

4.	You will also eligible to participate in the Corporate Over Achievement Bonus Plan. Payments under this plan are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors based on Company achievement in excess of budgeted income.

Mr. Leonard A. Mariani

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September 13, 2007

5.	The Company will grant you 10,000 options under the terms of its 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on your first day of employment. The options will vest 25% per year over four years. Beginning in 2008 and thereafter, you will be eligible to participate in the Company’s equity compensation programs.

6.	You will be granted 6,500 shares of restricted stock under the Compensation Plan. These 6,500 shares will vest on the third anniversary of the grant date, subject to the terms of the restricted stock agreement and the Compensation Plan. All grants of stock options and restricted stock are contingent upon formal approval by the Compensation Committee of the CEC Board of Directors.

7.	You will earn vacation at a rate of 15 working days per year.

8.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirements of each plan.

9.	You will receive relocation benefits under CEC’s “Tier A” relocation program. Details of this program have been sent to you separately.

10.	During the first twelve (12) months of your employment, in the event of either an involuntary termination by CEC without cause (as defined in the Compensation Plan) or a voluntary resignation for Good Reason (as defined below), you will be eligible to receive severance benefits equal to one (1) year of base salary, and a pro-rated target bonus, if earned, based on actual time worked in the position (such bonus to be paid no later than March 15 of the year following termination of employment). If you are a “specified employee” (as described in Section 409A of the Internal Revenue Code) on the date of any such termination, then any severance payment will be delayed until the date that is six months following the date of your “separation from service” (as defined under Section 409A of the Internal Revenue Code). For purposes hereof, “Good Reason” is defined as a material diminution in duties or responsibilities inconsistent with your position as Senior Vice President, Marketing and Admissions.

11.	After twelve (12) months of employment, you will be covered under, and subject to the terms of, the normal CEC Severance Plan for Executive Level Employees (the “Severance Plan”). Benefits under the Severance Plan currently consist of six-months annual base salary, and pro-rated target bonus, if earned, based on actual time worked in the position.

12.	Severance benefits are conditioned upon your execution and non-revocation of a complete release of all claims against the Company in such form as provided by the Company.

13.	Severance benefits are not paid in event of death, disability, retirement, voluntary resignation without good reason or termination for cause.

Mr. Leonard A. Mariani

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September 13, 2007

14.	This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is employment at-will and may be terminated at the will of either you or the Company.

Please call me at                          (office) or                          (mobile) if you wish to discuss this offer.

Len, I am excited about you joining me and the Career Education Corporation team. I know you have the skills and experience to do a great job and to help us make a positive difference.

Sincerely,

Gary E. McCullough

President and Chief Executive Officer

Accepted and Agreed to:

Leonard A. Mariani	Date

Expected Start Date: , 2007